EXHIBIT 5.1

NEWLAN & NEWLAN
Attorneys at Law
2652 F.M. 407, Suite 230, Bartonville, Texas 76226
940.241.2004
940.241.2040 (fax)

March 29, 2006

Diamond I, Inc.
8733 Siegen Lane, Suite 309
Baton Rouge, Louisiana 70810
Re: First Restated and Amended 2004 Stock Ownership Plan
Gentlemen:

We have acted as counsel to Diamond I, Inc., a Delaware corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-8 of 32,500,000 shares of the Company’s common stock, $.001 par value (the “Shares”), which may be issued in connection with the above-referenced plan (the “Plan”). In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or “blue sky” laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.
Very truly yours,

/s/ NEWLAN & NEWLAN
NEWLAN & NEWLAN